Exhibit 12.1

Statement Regarding Computation of Deficiency of Earnings to Fixed Charges and Deficiency of Earnings to Combined Fixed Charges and Preference Dividends

	Year Ended December 31,					Six months ended June 30,
(in thousands)	2013	2012	2011	2010	2009	2014
Fixed charges:
Interest expense	$52	$210	$127	$247	$461	$459
Portion of rental expense which represents interest factor (1)	27	13	17	13	11	58

Total Fixed charges	$79	$223	$144	$260	$472	$517

Earnings (loss) available for fixed charges:
Pre-tax income (loss)	$(16,821)	$(8,579)	$(5,425)	$(6,365)	$(5,247)	$(7,124)
Add: Fixed charges	79	223	144	260	472	517

Total Earnings (loss) available for fixed charges	$(16,743)	$(8,356)	$(5,281)	$(6,105)	$(4,775)	$(6,607)

Deficiency of earnings (loss) to fixed charges	$(16,821)	$(8,579)	$(5,425)	$(6,365)	$(5,247)	$(7,124)

	Year Ended December 31,					Six months ended June 30,
(in thousands)	2013	2012	2011	2010	2009	2014
Fixed charges:
Interest expense	$52	$210	$127	$247	$461	$459
Portion of rental expense which represents interest factor (1)	27	13	17	13	11	58

Total Fixed charges before preferred stock dividends pre-tax requirements	$79	$223	$144	$260	$472	$517
Preferred stock dividends pre-tax income requirements (2)	1,360	31	—	—	711	804

Total Combined fixed charges and preferred stock dividends	$1,439	$254	$144	$260	$1183	$1,321

Earnings (loss) available for fixed charges:
Pre-tax income (loss)	$(16,821)	$(8,579)	$(5,425)	$(6,365)	$(5,247)	$(7,124)
Add: Fixed charges	1,439	254	144	260	1,183	1,321
Less: Preferred stock dividends	1360	31	—	—	711	804

Total Earnings (loss) available for fixed charges and preferred stock dividends	$(16,743)	$(8,356)	$(5,281)	$(6,105)	$(4,775)	$(6,607)

Deficiency of earnings (loss) to fixed charges and preferred stock dividends	$(16,821)	$(8,579)	$(5,425)	$(6,365)	$(5,247)	$(7,124)

(1) - Assumes 5% interest factor

(2) - Assumes 0% effective tax rate